                                                                                                                                                                                                                      Exhibit 99.2

Fourth Quarter 2005 Business Update

Good afternoon and welcome to Select Comfort’s fourth quarter update call. This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation. This call was prerecorded on Tuesday, December 13th, and the replay will remain available on our website at www.selectcomfort.com until our next update or earnings release, currently planned for January 31st, 2006.

Before I begin, let me remind you that the information in this call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the company’s actual results in future periods to differ materially from forecasted amounts. These risks are outlined in our earnings releases and are discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

This call will cover two main points

•	First our sales and profit trends remain on track and we expect to meet or possibly exceed the high-end of our guidance

•	Second I will touch briefly on our outlook for 2006 and the expected impact of expensing stock options, which will begin in January

First, a few comments on fourth quarter performance. Sales trends within our various channels remain favorable and we continue to view our fourth quarter positively. Based on sales trends over the Thanksgiving holiday weekend and for the full holiday season to date, we expect sales for the quarter to meet or exceed our same store growth target of between 7 and 12 percent and our year-over-year revenue growth target of between 15 and 20 percent. Additionally, productivity initiatives throughout the company and our recent 5% price increase are expected to offset inflationary pressures and contribute to margin improvements.

Our previously stated full year guidance for 2005, excluding stock option expense, is for earnings per share of between one dollar, 5 cents and one dollar, 8 cents. We expect to be at the high end of this range with some upside potential.

Additionally, a few points covering frequently asked questions :

•	First, the foam supply constraints that recently affected our industry have abated and we are currently operating with normal production schedules.

•
Second, in the first week of fiscal December, we implemented a price increase that averaged 5 percent. The 5 percent price increase is in response to inflationary pressures including higher petroleum and petroleum-derivative product prices, and amounts to less of an increase than what we’ve seen at the wholesale level from most of our competitors. The price increase should protect our gross margins beginning in December 2005 and continuing into 2006.

•
Third, our distribution strategies remain on track. Our store count has increased by 7% in 2005 to 396 stores, in line with previously announced expectations, and we expect to expand our retail partner distribution to 295 third party mattress retailer doors by the end of the year. Our recently announced retail partnerships with Jordan’s and Slumberland exemplify what we look for in expanding our distribution beyond our company-owned distribution:

▪	Branded retailers who are leaders in their respective markets
▪	Significant experience with premium mattress sales, and
▪	A commitment to working with us to build our Sleep Number® brand.

Similarly, our relationship with Sleep Country, the leading mattress retailer in its Canadian markets, will help us to establish our first significant distribution outside the U.S. and is a first step in our efforts to build a global brand.

•
Finally, our cash position remains strong. In the fourth quarter we have repurchased 178,000 shares at a cost of $3.5 million. This brings our year-to-date repurchases to approximately 2.4 million shares at a cost of $50 million.

Next, I wish to address our outlook for continued aggressive growth in 2006, and the impact of implementing accounting changes for accounting standard number 123R relating to equity compensation.

First, our long-term growth targets remain unchanged:

•	Same store growth of between 7 percent and 12 percent;
•	Total revenue growth of between 15 percent and 20 percent, and
•	Earnings growth of between 20 percent and 25 percent.

We believe we have growth plans and productivity measures in place to achieve these targets again in 2006 as we have over the past 5 years.

Our long term earnings growth targets reflect a like comparison of year over year earnings. In 2006, we will begin expensing the estimated value of stock options in our financial statements. Our reported quarterly and year-to-date net income and earnings per share figures in 2006 will reflect the effects of stock options expense, while the comparative results for 2005 periods will not include such charges.

In 2006, we estimate that expensing stock options will cost 2 to 3 cents per quarter on an after tax basis. The actual quarterly expense may fluctuate somewhat due to the accounting treatment for taxes associated with option expenses.

The change in accounting practice regarding the expensing of stock options has no operating effect on our business or on the superior cash flow generation of our business model. So while there will be no impact on our cash profits, there will be an apples-to-oranges P&L effect throughout 2006 as we report quarterly results reduced by estimated options expense versus 2005 results that did not reflect that estimated expense.

Let me conclude today’s call by restating:

•	Our fourth quarter sales and profit trends remain on track and we expect to meet or possibly exceed the high-end of our guidance, and

•
We expect to continue our aggressive growth rates in 2006. We are confident in the sustainability of our business model and remain on track to achieve our 2007 goal of $1 billion in sales and 12% operating margin.

Thank you for joining us on today’s call. We appreciate your continued interest in Select Comfort, and we look forward to your participation in our upcoming earnings call. This concludes today’s call.